EXHIBIT 10.2
                                                                   ------------


                            Form of Award Agreement



TO:

FROM:

DATE:    ____________, 2006

SUBJECT: EXECUTIVE LONG TERM INCENTIVE PLAN


I am pleased to announce our new Long Term Incentive Plan. Under this program you will earn a stock award if the Company meets or exceeds its operating margin goal over the next three years. This is a special program for our most senior managers in the Company and you have been selected since you can significantly influence the attainment of our corporate goals.

You have been granted a target award of___________ performance shares under this long term incentive program for the current (first) performance cycle which runs from February 1, 2006 through the end of fiscal year 2009. If we achieve our target operating margin for fiscal year 2009, you will be eligible to receive shares of common stock, representing 100% of your target award. If we exceed that goal and reach an operating margin of 111% of the target operating margin, you will be eligible to receive shares, representing 150% of your target award. If we achieve our threshold goal, which is 89.5% of the target operating margin , you will be eligible to receive shares, representing 50% of your target award. You will receive a separate e-mail with the target operating margins, as determined by the Company's Compensation Committee. We will interpolate for share amounts between performance levels.

If you are employed with the Company (or one of its subsidiaries) at the conclusion of this performance cycle (January 31, 2009) and goals are met, you will receive up to 50% of your target level shares. The remainder of the earned shares will be distributed to you as soon as possible after January 31, 2011 as long as you have not voluntarily resigned or been terminated for cause before January 31, 2011. Dividends paid during the performance cycle and the subsequent two year deferral period will be credited in the form of additional shares of Movado stock and will be distributed to you with any shares that you earn under this program.

Attached is a more detailed description of our new incentive plan. Please keep in mind that the performance goals under this program (which will be contained in the separate e-mail) are confidential. If you have any questions feel free to discuss it with me or Vivian D'Elia.